Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283544-06 and 333-283544

Honda Auto Receivables Owner Trust (HAROT) 2026-3

JT-Leads: BofA (struc), BNP, Citi, US Bancorp

Co-Mgrs: Academy, AmeriVet, CIBC, JPM, Loop, Seelaus

	ISSUED	OFFERED
CL	AMT($MM)	AMT($MM)	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	509.400	483.930	0.28	A-1+/F1+	1-7	03/27	08/27	I-CRV	+14	3.964	3.964	100.	00000
A-2a	536.600	509.770	1.08	AAA/AAA	7-19	03/28	04/29	I-CRV	+32	4.342	4.300	99.	99645
A-2b	200.000	190.000	1.08	AAA/AAA	7-19	03/28	04/29	SOFR30a	+32			100.	00000
A-3	736.400	699.580	2.39	AAA/AAA	19-39	11/29	02/31	I-CRV	+36	4.572	4.520	99.	97939
A-4	122.870	116.720	3.27	AAA/AAA	39-39	11/29	11/32	I-CRV	+41	4.666	4.620	99.	99595

Bill & Deliver : BofA	Offered Size : $2.00bln
Expected Ratings: S&P, Fitch	BBG Ticker : HAROT 2026-3
ERISA Eligible : Yes	Format : SEC Registered
Expected Settle : 08/12/26	Min Denoms : $1k x $1k
First Pay : 09/18/26	RR Compliance: US – Yes, EU – No
CUSIPs : A-1 43815X AA0	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
A-2a 43815X AB8	Intexnet : bashond2603_up 2YBB
A-2b 43815X AC6
A-3 43815X AD4
A-4 43815X AE2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.